Exhibit 99.1
Investor Update
February 10, 2015
This investor update provides Spirit's guidance for the first quarter and full year ending December 31, 2015. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q15E	2Q15E	3Q15E	4Q15E	FY2015E
Year-over-Year % Change	25.8%	31.5%	33.5%	30.5%	30.4%

	1Q15E			FY2015E

Operating Margin(1)	21.0%	-	24.0%	24.0%	-	29.0%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	8.01	-	8.13	7.83	-	7.95
Less: Economic fuel expense per ASM(2)	2.31			2.42
Adjusted CASM ex-fuel(3)	5.70		5.82	5.41	-	5.53

Average Stage Length (miles)	996			996

Fuel Expense per Gallon ($)
Economic fuel cost(2)	$1.90			$2.01

Fuel gallons (thousands)	57,962			256,796

Selected Operating Expenses ($Millions)
Aircraft rent	$54.3			$219.5
Depreciation and amortization	$15.3			$79.2
				.
Interest Expense, net of Capitalized Interest ($Millions)	$0.4			$9.7

Effective Tax Rate	37%			37%

Wtd. Average Share Count (Millions)
Basic	73.1			73.2
Diluted	73.4			73.5

Full Year 2015E
Capital Expenditures	($Millions)
Aircraft capital expenditures(4)	$620
Other capital expenditures(5)	67
Gross capital expenditures(4)	$687

Anticipated proceeds from issuance of long term debt and sale/leaseback transactions	$545

Other Working Capital Requirements
Payments for heavy maintenance events(6)	$20
Pre-delivery deposits for flight equipment, net of refunds	$102
Pre-paid maintenance deposits, net of reimbursements	$30

Fuel Hedges
Period	% of Est. Volume	Instrument	Avg. Price / Gallon
1Q15	81%	USGC Jet Call Options	$2.14
2Q15	60%	USGC Jet Call Options	$1.81
3Q15	15%	USGC Jet Call Options	$1.63
4Q15	15%	USGC Jet Call Options	$1.64

Footnotes

(1)
Excludes special items which may include any unrealized gains and losses arising from mark-to-market adjustments to outstanding fuel derivatives, estimated premium expense to be recognized related to fuel option contracts, loss on disposal of assets, and special charges or credits. Includes economic premium expense related to fuel option contracts in the period the option is benefiting.

(2)	Includes fuel taxes, into-plane fuel cost, and economic premium expense related to fuel option contracts in the period the option is benefiting.

(3)	Excludes all components of fuel expense, loss on disposal of assets, and special charges or credits.

(4)
Includes amounts related to 14 aircraft scheduled for delivery in 2015, including $152 million that was funded as pre-delivery deposits in prior years that is held by the aircraft manufacturer. The Company has debt commitments for the first 11 aircraft delivering in 2015 and assumes it will debt finance 3 additional deliveries in 2015. One aircraft delivering in 2015 will be a direct lease with a third party.

(5)	Includes the purchase of a spare engine.

(6)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Spirit Airlines, Inc.

	Aircraft Delivery Schedule (net of Scheduled Retirements) as of February 10, 2015
	A319	A320 CEO	A320 NEO	A321 CEO	A321 NEO	Total
Total Year-end 2014	29	34	—	2	—	65

1Q15	—	5	—	—	—	5
2Q15	—	3	—	—	—	3
3Q15	—	—	—	3	—	3
4Q15	—	—	1	3	—	4
Total Year-end 2015	29	42	1	8	—	80

1Q16	(1)	—	1	3	—	3
2Q16	(2)	1	1	2	—	2
3Q16	—	1	2	2	—	5
4Q16	—	1	—	2	—	3
Total Year-end 2016	26	45	5	17	—	93

2017	(4)	7	—	8	—	11
2018	(5)	2	6	5	—	8
2019	(1)	—	3	—	10	12
2020	(7)	—	13	—	—	6
2021	(4)	—	18	—	—	14
Total Year-end 2021	5	54	45	30	10	144

Notes:
Includes aircraft on firm order as well as 5 leased A320neo aircraft.
2017 reflects scheduled deliveries of 8 A320ceo and 10 A321ceo aircraft, net of 1 A320ceo and 2 A321ceo lease expirations.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the first quarter and full year 2015 including expectations regarding the delivery schedule of aircraft on order, announced new service routes, revenues, cost of operations, operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.